SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Philip C. Ackerman
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is the Chairman of the Board, President and Chief Executive Officer of National Fuel Gas Company; Chairman of the Board of National Fuel Gas Distribution Corporation, National Fuel Gas Supply Corporation, Seneca Resources Corporation, Highland Forest Resources, Inc., Leidy Hub, Inc., Niagara Independence Marketing Company and Seneca Independence Pipeline Company; Chairman of the Board and President of Data-Track Account Services, Inc.; and President of Horizon Energy Development, Inc. and Horizon Energy Holdings, Inc. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Philip C. Ackerman        National Fuel Gas Company

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $228.00

        (b)   Itemized list of all other expenses: None.

Date: December 3, 2003	(Signed) /s/ P. C. Ackerman

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        James P. Baetzhold
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Senior Attorney of National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        James P. Baetzhold        National Fuel Gas Distribution Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 3, 2003	(Signed) /s/ James P. Baetzhold

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        David P. Bauer
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is General Manager of Accounting of National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        David P. Bauer        National Fuel Gas Distribution Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 3, 2003	(Signed) /s/ David P. Bauer

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Julie Coppola Cox
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Senior Manager of Corporate Communications of National Fuel Gas Distribution Corporation. She will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Julie Coppola Cox        National Fuel Gas Distribution Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 2, 2003	(Signed) /s/ Julie Coppola Cox

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Alice A. Curtiss
        165 Lawrence Bell Drive, Suite 120
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Assistant General Counsel of National Fuel Resources, Inc. She will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Alice A. Curtiss        National Fuel Resources, Inc.

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  None.

        (b)   Itemized list of all other expenses: None.

Date: December 5, 2003	(Signed) /s/ Alice A. Curtiss

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Ronald C. Kraemer
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Vice President of Empire State Pipeline. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Ronald C. Kraemer        Empire State Pipeline

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $1,000.00

        (b)   Itemized list of all other expenses: None.

Date: December 2, 2003	(Signed) /s/ Ronald C. Kraemer

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Gary L. Morrison
        1100 State Street
        Erie, PA 16501

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is General Manager of Government Affairs of National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Gary L. Morrison        National Fuel Gas Distribution Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  To be filed by amendment.

        (b)   Itemized list of all other expenses: None.

Date: December 2, 2003	(Signed) /s/ Gary L. Morrison

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Antoinetta D. Mucilli
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Senior Attorney of National Fuel Gas Supply Corporation. She will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Antoinetta D. Mucilli        National Fuel Gas Supply Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  None.

        (b)   Itemized list of all other expenses: None.

Date: December 4, 2003	(Signed) /s/ Antoinetta D. Mucilli

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Joseph P. Pawlowski
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Treasurer of National Fuel Gas Company; Senior Vice President and Treasurer of National Fuel Gas Distribution Corporation; and Treasurer and Secretary of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Joseph P. Pawlowski        National Fuel Gas Distribution Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  None.

        (b)   Itemized list of all other expenses: None.

Date: December 9, 2003	(Signed) /s/ Joseph P. Pawlowski

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        James R. Peterson
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Assistant Secretary of National Fuel Gas Company and General Counsel of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        James R. Peterson        National Fuel Gas Supply Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 3, 2003	(Signed) /s/ James R. Peterson

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        William M. Petmecky
        1201 Louisiana, Suite 400
        Houston, TX 77002

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is a consultant to Seneca Resources Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        William M. Petmecky        Seneca Resources Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

The undersigned is compensated pursuant to a consulting agreement.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  None.

        (b)   Itemized list of all other expenses: None.

Date: December 8, 2003	(Signed) /s/ William M. Petmecky

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        John R. Pustulka
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Senior Vice President of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        John R. Pustulka        National Fuel Gas Supply Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  None.

        (b)   Itemized list of all other expenses: None.

Date: December 4th, 2003	(Signed) /s/ John R. Pustulka

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        David W. Reitz
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Deputy General Counsel of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        David W. Reitz        National Fuel Gas Supply Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $626.50

        (b)   Itemized list of all other expenses: None.

Date: December 4, 2003	(Signed) /s/ David W. Reitz

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Jeffrey R. Schauger
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Assistant General Manager of Interstate Marketing of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Jeffrey R. Schauger        National Fuel Gas Supply Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 9, 2003	(Signed) /s/ Jeffrey R. Schauger

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Dennis J. Seeley
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is President of National Fuel Gas Supply Corporation and Senior Vice President of National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Dennis J. Seeley        National Fuel Gas Supply Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 3, 2003	(Signed) /s/ Dennis J. Seeley

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        George C. Siderakis
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Assistant Manager of Transportation and Exchange of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        George C. Siderakis        National Fuel Gas Supply Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 4, 2003	(Signed) /s/ George Siderakis

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        David F. Smith
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is President of National Fuel Gas Distribution Corporation and Senior Vice President of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        David F. Smith        National Fuel Gas Distribution Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 8, 2003	(Signed) /s/ David F. Smith

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        John Solomon
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Deputy General Counsel of National Fuel Gas Supply Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        John Solomon        National Fuel Gas Supply Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 2, 2003	(Signed) /s/ John Solomon

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Ronald J. Tanski
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Controller of National Fuel Gas Company; Senior Vice President and Controller of National Fuel Gas Distribution Corporation; and Secretary and Treasurer of Horizon Energy Development, Inc. and Horizon Energy Holdings, Inc. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Ronald J. Tanski        National Fuel Gas Distribution Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 3, 2003	(Signed) /s/ Ronald J. Tanski

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending 2005

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Statement Pursuant to Section 12(i) of Public Utility Holding Company Act of 1935 by a Person
Regularly Employed or Retained by a Registered Holding Company or a Subsidiary Thereof and Whose Employment Contemplates Only Routine Expenses as Specified in Rule 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.     Name and business address of person filing statement.

        Steven Wagner
        6363 Main Street
        Williamsville, NY 14221

2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

        None

3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

        National Fuel Gas Company and its subsidiary companies

4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

The undersigned is Assistant Treasurer of National Fuel Gas Distribution Corporation. He will represent National Fuel Gas system companies, as and when appropriate, in connection with various matters before the Securities and Exchange Commission, the Federal Energy Regulatory Commission, Congress, and the staffs, members or subcommittees thereof.

5.     (a)   Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

        Steven Wagner        National Fuel Gas Distribution Corporation

          Salary or other compensations

        received 2003*        to be received 2004, 2005*

        * Filed Under Confidential Treatment Pursuant to Rule 104(b)

       (b) Basis for compensation if other than salary.

In addition to salary, the undersigned may participate in certain employee benefit plans and may receive a bonus or other compensation under executive compensation plans.

6.     (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4. above, and the source of reimbursement for same.

        (a)   Total amount of routine expenses charges to client:  $0

        (b)   Itemized list of all other expenses: None.

Date: December 2, 2003	(Signed) /s/ Steven Wagner